Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQT GP HOLDINGS, LP

This Certificate of Limited Partnership of EQT GP Holdings, LP (the “Partnership”), dated January 29, 2015, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

Article One

The name of the limited partnership is “EQT GP Holdings, LP.”

Article Two

The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address

EQT GP Services, LLC	625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222

Article Four

This Certificate of Limited Partnership of EQT GP Holdings, LP shall become effective at 8:00 a.m. on January 31, 2015.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of EQT GP Holdings, LP as of the date first written above.

EQT GP Services, LLC,
its General Partner

By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and
Chief Financial Officer

Signature Page to Certificate of Limited Partnership of EQT GP Holdings, LP